<PAGE 1>

                               POE & BROWN, INC.

                                PROXY STATEMENT


               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

 	 This Proxy Statement is first being sent to shareholders on or about March 15, 1999 in connection with the solicitation of proxies by the Board of Directors of Poe & Brown, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held in the Bill France "A"
Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. on Wednesday, April 28, 1999, and at any adjournment thereof (the "Meeting"). The close of business on March 5, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding
13,491,211 shares of $.10 par value common stock, entitled to one vote per share.

   	Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If a shareholder specifies in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the directors and the proposal to change the corporate name of the Company. The Board of Directors knows of no other matters that may be brought before the Meeting.
However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

   	 Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker.
A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company;
(ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the Company's transfer agent, First Union National Bank of North Carolina, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

    	A shareholder who abstains from voting on any proposal will be included in the number of shareholders present at the Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees for director
or any of the other proposals.   Brokers holding stock for the accounts
of their clients who have not been given specific voting instructions as to a matter by their clients, may vote their clients' proxies in their own discretion.


 	The expense of preparing, printing and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, employees of the

<PAGE 2>

Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company has also retained Corporate Investor Communications, Inc., of Carlstadt, New Jersey, to aid solicitation by mail for a fee of approximately $4,000, which will be paid by the Company. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

 	 The executive offices of the Company are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (904) 252-9601) and 401 East Jackson Street, Suite 1700,
Tampa, Florida 33602 (telephone number (813) 222-4100).

<PAGE 3>

                   SECURITY OWNERSHIP OF MANAGEMENT AND
                        CERTAIN BENEFICIAL OWNERS

 	 The following table sets forth, as of March 5, 1999, information as to the Company's common stock beneficially owned by (i) each director of the Company, (ii) each executive officer named in the Summary
Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock.

                                  		Amount and Nature of
Name of Beneficial Owner		          Beneficial Ownership(1)(2)	      Percent

J. Hyatt Brown(3)		                      2,717,666	                    20.1%
  220 South Ridgewood Avenue
  Daytona Beach, Florida  32114
Samuel P. Bell, III(4)		                     1,650	                       *
Bradley Currey, Jr.	 	                      37,500	                       *
Jim W. Henderson(5)		                      120,483                     	  *
Kenneth E. Hill(6)		                         6,048	                       *
Theodore J. Hoepner		                        1,500	                       *
David H. Hughes		                            1,500                       	*
Toni Jennings		                                -                         	*
Jan E. Smith(7)		                            2,850	                       *
William A. Zimmer(8)		                       3,639                       	*
Laurel L. Grammig		                          8,606                       	*
James L. Olivier		                           2,807	                       *
T. Rowe Price Associates, Inc. (9)	    	 1,485,950                   	11.0%
 100 E. Pratt Street
 Baltimore, MD 21202
All directors and executive
  officers as a group (13 persons) 	    	2,904,564                   	21.5%
________________
*Less than 1%


 (1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power.
     The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.
(2)	 The number and percentage of shares owned by the following persons include the indicated number of shares owned through the Company's 401(k) Plan as of December 31, 1998: Mr. Henderson - 48,718; Mr. Zimmer - 167; Ms. Grammig - 2,771; Mr. Olivier - 466; all directors and officers as a group - 52,122. The number and percentage of shares owned by the following persons include the indicated number of shares which such persons have been granted under the Company's Stock Performance Plan as of December 31, 1998 and which have satisfied the first condition for vesting:  Mr. Henderson - 15,000; Ms. Grammig - 3,000; Mr. Zimmer
     - 2,730; Mr. Olivier - 1,365; all officers and directors as a group
     - 22,095.  These Stock Performance Plan shares have voting rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."
(3)	 All shares are beneficially owned jointly with Mr. Brown's wife through a limited partnership, and these shares have shared voting and investment power.
(4)	 All shares are held in joint tenancy with Mr. Bell's wife, and these shares have shared voting and investment power.
(5)	 Mr. Henderson's ownership includes 1,500 shares owned by a daughter sharing his household, as to which beneficial ownership is disclaimed.

<PAGE 4>

(6)	 All shares are owned by Mr. Hill's spouse, and he disclaims beneficial ownership of these shares.  Mr. Hill is not standing for re-election as a director of the Company.
(7)	 Mr. Smith's ownership includes 350 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	 Mr. Zimmer resigned as an executive officer of the Company effective
     March 1, 1999, and accepted a position as profit center manager of the Company's Jacksonville office.
(9)	 Based upon information contained in a report filed by T. Rowe Price
     Associates, Inc. ("Price Associates") with the Securities and Exchange Commission, these securities are owned by various individuals and institutional investors, including T. Rowe Price Small-Cap Value
     Fund (which owns 875,000 shares, representing 6.5% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Under Securities and Exchange Commission rules, Price Associates is deemed to be a beneficial owner of such securities;
     however, Price Associates disclaims beneficial ownership of such securities.

                                MANAGEMENT

Directors and Executive Officers

   	Set forth below is certain information concerning the Company's executive officers and directors nominated for election at the Meeting. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

                                                                			Year First
                                                                    Became a
Name	                  Positions		                        Age	      Director
_____                  _________                          ___       ________

J. Hyatt Brown         Chairman of the Board, President 	 61	         	1993
                         	and Chief Executive Officer

Jim W. Henderson	      Executive Vice President,	        	52	         	1993
                         	Assistant Treasurer
                          and Director

Samuel P. Bell, III	   Director		                         59         		1993

Bradley Currey, Jr.	   Director	                         	68         		1995

Theodore J. Hoepner	   Director		                         57         		1994

David H. Hughes	       Director		                         55         		1997

Toni Jennings	         Director		                         49	         	1999

Jan E. Smith	          Director		                         59         		1997

Laurel L. Grammig	     Vice President, Secretary and	     40	        	  ---
                         	General Counsel

Jeffrey R. Paro 	      Vice President, Chief Financial   	40	         	 ---
	Officer and Treasurer

James L. Olivier	      Vice President and Assistant       38         		 ---
                          General Counsel



  	J. Hyatt Brown. Mr. Brown has been the President and Chief Executive Officer of the Company since April 1993, and the Chairman of the Board of Directors since October 1994. Mr. Brown has been President and Chief Executive Officer of Brown & Brown, Inc., presently a subsidiary of the Company, since 1961. He was a member of the Florida House of

<PAGE 5>

Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., SunTrust Bank, East Central Florida, N.A., International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, Rock-Tenn Company, and First Floridian Auto and Home Insurance Company. He also serves on the Board of Trustees of Stetson University.

  	Jim W. Henderson. Mr. Henderson served as Senior Vice President of the Company since April 1993, and was elected Executive Vice President in
January of 1995.  He served as Senior Vice President of Brown &
Brown, Inc. from 1989 to 1993.  He also served as Chief Financial
Officer of Brown & Brown from 1985 to 1989.

  	Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998 and also serves as Of Counsel to the law firm of Cobb, Cole & Bell.
Prior to that, he was a shareholder and managing partner of Cobb Cole &
Bell.  He has served as counsel to Brown & Brown, Inc. since 1964.
Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.

  	Bradley Currey, Jr. Mr. Currey has been Chief Executive Officer of Rock-Tenn Company, a manufacturer of packaging and recycled paperboard products, since 1989, and has served as Chairman of the Board of Rock-Tenn since 1993. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn. Mr. Currey is a member of the Board of Directors of Genuine Parts Company and is the Chairman of the Board of Trustees of Emory University. He is also a past Chairman of the Federal Reserve Bank of Atlanta.

  	Theodore J. Hoepner. Mr. Hoepner has been the Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. since 1995. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.

  	David H. Hughes. Mr. Hughes has been President of Hughes Supply, Inc., a diversified wholesale distributor, since 1972. He has served as Chief Executive Officer of Hughes Supply since 1974 and Chairman of the Board of Directors since 1986. Mr. Hughes is a member of the Board of Directors of SunTrust Banks, Inc., Orlando Regional Healthcare Systems, Arnold
Palmer Children's Hospital, Florida Tax Watch and Accord Industries.

  	Toni Jennings. Ms. Jennings was elected to the Company's Board of Directors in January 1999. She has been President of Jack Jennings & Sons, a commercial construction firm based in Orlando, Florida, since 1982. She has been a Florida State Senator since 1980 and currently serves as President of the Florida Senate. She previously served in the Florida House of Representatives from 1976 to 1980. She currently serves on the Salvation Army Advisory Board and the NationsBank Advisory Council.

<PAGE 6>

  	Jan E. Smith. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the managing general partner of Ramblers Rest Resort, Ltd., a recreational vehicle park in Venice, Florida, and President of Travel
Associates, Inc., which owns and operates Trexler World Travel Service in Charlotte, North Carolina. Mr. Smith also serves on the Board of Directors of SunTrust Bank, Gulf Coast.

  	Laurel L. Grammig. Ms. Grammig has been Secretary and General Counsel of the Company since January 1994, and she became a Vice President in April 1994. She was a partner of the law firm of Holland & Knight from 1991 through 1993.

  	Jeffrey R. Paro. Mr. Paro became Vice President, Chief Financial Officer and Treasurer of the Company on March 1, 1999. He joined the Company in 1997 and served as Tax Director until his recent promotion. Before joining the Company, he worked for six years in the tax department of Price Waterhouse in Milwaukee, Wisconsin, serving the last two years as tax manager.

	  James L. Olivier.  Mr. Olivier was elected a Vice President of the Company in April 1998 and has served as Assistant General Counsel since joining the Company in 1996.  Prior to that, Mr. Olivier was an associate and then partner of the law firm of Holland & Knight.

Meetings of the Board of Directors and Standing Committees

  	During 1998, the Company's Board of Directors held seven meetings. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he or she is a member, except for Ms. Jennings, who did not join the Board of Directors until January 1999.

  	The Company's Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee currently consists of Samuel P.
Bell, III (Chairman), J. Hyatt Brown, Bradley Currey, Jr., Theodore J.
Hoepner, David H. Hughes, Toni Jennings and Jan E. Smith.  The
Compensation Committee recommends to the Board base salary levels and bonuses for the Chief Executive Officer and approves the guidelines used to determine salary levels and bonuses for the other executive officers of the Company. See "Executive Compensation - Board Compensation
Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and is responsible for administering the Company's Amended 1989 Stock Option Plan, the 1990
Employee Stock Purchase Plan, and the Stock Performance Plan.  The
Compensation Committee met four times in 1998.

  	The members of the Audit Committee currently are Theodore J. Hoepner (Chairman), Samuel P. Bell, III, Bradley Currey, Jr., David H. Hughes,
Toni Jennings and Jan E. Smith. The duties of the Audit Committee, which met four times during 1998, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the annual

<PAGE 7>

audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

 	 The Company does not have a nominating committee. This function is performed by the Board of Directors.

Compensation of Directors

 	Directors who are not employees of the Company are paid $3,000 for each Board meeting attended in person and $1,500 for each Board meeting attended by telephone. Directors receive $1,500 for each committee meeting attended if such meetings occur other than in conjunction with regularly scheduled quarterly Board meetings. In 1998, Mr. Hughes and Mr. Smith each received $1,500 for their service on a special committee appointed by the Board of Directors.

  	In addition, directors are eligible to receive grants of stock options under the Company's Amended 1989 Stock Option Plan. No option grants were made to directors in 1998. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the outstanding shares of common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

  	Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no SEC
Form 5s were required to be filed by those persons, the Company believes that during 1998, its officers, directors and ten percent beneficial owners timely complied with all applicable filing requirements, except for Jan E. Smith, a director, who was late in filing three Form 4s with respect to three transactions, and Samuel P. Bell, a director, who was late in filing one Form 4 with respect to one transaction. Each of the subject transactions has since been reported.


<PAGE 8>

EXECUTIVE COMPENSATION

  	The following table sets forth the compensation received by the Company's Chief Executive Officer and the four other highest paid executive officers in 1998 (the "Named Executive Officers") for services rendered to the Company for each of the three years in the period ended December 31, 1998. Compensation information is also provided with respect to Kenneth E. Hill, who served as Executive Vice President of the Company through April 1998.


Summary Compensation Table
                                     Annual Compensation
                                _______________________________
                                                    	 Other        	All Other
Name and				                                          Annual	       Compen-
Principal	                                            Compen-	      sation
Position	               Year	  Salary($)	  Bonus($)	  sation($)     ($)(1)(2)


J. Hyatt Brown	         1998  	415,990	    253,973	     ---	           6,400
 Chairman of the Board, 1997	  396,200	    218,942	     ---           	4,000
 President & Chief      1996  	377,000	    187,450	     ---	           6,000
 Executive Officer

Jim W. Henderson       	1998  	296,927	    209,000   	  ---	           6,400
 Executive Vice         1997  	271,936    	148,000	     ---	           6,400
 President             	1996  	247,500	    144,000	     ---           	6,000

Kenneth E. Hill	        1998	  348,439	       ---     	276,792(3)     	6,400
 Former Executive Vice  1997	  251,120	       ---     	250,874(3)	     6,400
 President(3)          	1996  	309,753	       ---     	220,068(3)     	6,000

Laurel L. Grammig      	1998	  125,432	     60,000	     ---	           6,400
 Vice President,       	1997  	115,000	     40,880	     ---	           5,993
 Secretary & General    1996  	105,000	     35,000	     ---	           5,600
 Counsel

William A. Zimmer	      1998	  114,503   	  60,000	     ---	           5,580
 Former Vice President, 1997	   84,670	     25,000   	  ---           	3,435
 Chief Financial        1996	    9,519	      1,200	     ---	            ---
 Officer & Treasurer(4)

James L. Olivier	       1998	   91,533	     13,230	     ---           	4,165
 Vice President &       1997	   83,927	     12,600	     ---	           3,837
 Assistant General     	1996(5) 67,692	     12,000	     ---	           2,708
 Counsel
__________


(1)	Amounts shown represent the Company's profit sharing and 401(k) plan matching contributions.
(2)	Certain of the Named Executive Officers have been granted shares of performance stock under the Company's Stock Performance Plan. For a description of the terms of such grants, the number of shares granted, and the value of such shares, see "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."
(3)	Amounts shown for 1996 and 1997 reflect annual amounts accrued related to the deferred compensation agreement for Mr. Hill. This agreement was superseded in 1998, and amounts shown for 1998 reflect amounts payable under Mr. Hill's current agreement with the Company.
    See "Executive Compensation -

<PAGE 9>

    Employment and Deferred Compensation Agreements."  Mr.  Hill
    resigned as Executive Vice President in April 1998.
(4)	Mr. Zimmer resigned as an executive officer of the Company effective
    March 1, 1999. Compensation figures for Mr. Zimmer in 1996 reflect that he joined the Company in November 1996.
(5)	Mr. Olivier joined the Company in February 1996.

Option Grants in 1998

  	No stock options were granted to the Named Executive Officers in 1998.

Aggregate Option Exercises in 1998 and December 31, 1998 Option Values

 	None of the Named Executive Officers exercised Company stock options during the year ended December 31, 1998, and none of the Named Executive Officers held unexercised Company stock options as of December 31, 1998.

Long-Term Incentive Plans - Awards in Last Fiscal Year

 	Grants of stock under the Company's Stock Performance Plan are intended to provide an incentive for key employees to achieve long-range performance goals of the Company, generally by providing incentives to remain with the Company for a long period after the grant date and by tying the vesting of the grant to appreciation of the Company's stock price. The table below sets forth the number of shares of performance stock granted to the Named Executive Officers in 1998 and the criteria for vesting.



                                          							Performance or Other Period
Name	             			Number of Shares(1)(2)		   	Until Maturation or Payout(3)
____                 ________________            __________________________

J. Hyatt Brown			          ---					                          ---
Jim W. Henderson	 	       8,825			                         		15 years
Kenneth E. Hill		 	        ---			                      		    ---
William A. Zimmer		       2,205				                         	15 years
Laurel L. Grammig		       2,940				                         	15 years
James L. Olivier		        1,470		                         			15 years
________________


(1)	None of the shares of performance stock granted to the Named Executive
    Officers has vested as of the date of this Proxy Statement. In order for the grants described above to fully vest, the grantee would have to remain with the Company for a period of 15 years from the date of grant (subject to the exceptions set forth in footnote (3) below)
    and the Company's stock price would have to appreciate at a rate of
    20% per year for the five-year period beginning on the grant date in
    1998. For each 20% increase in the Company's stock price within such five-year period, dividends will be payable to the grantee on 20% of the shares granted to him or her and the grantee will have the power
    to vote such shares.   The grantee will not have any of the other
    indicia of ownership (e.g., the right to sell or transfer the shares) until such shares are fully vested.
(2)	The dollar values of the grants to Mr. Henderson, Mr. Zimmer,
    Ms. Grammig and Mr. Olivier on the date of grant were $300,050, $74,970, $99,960, and $49,980, respectively. These values represent the number of shares granted multiplied by the closing market price of the Company's common stock on the New York Stock Exchange on the date of grant. The aggregate number of shares of performance stock granted to the Named Executive Officers as of December 31, 1998 were
    23,825 for Mr. Henderson, 4,935 for Mr.

<PAGE 10>

    Zimmer, 5,940 for Ms. Grammig and 2,835 for Mr. Olivier. The dollar values of all shares of performance stock granted to the Named
    Executive Officers as of December 31, 1998 were $832,386 for Mr. Henderson, $172,417 for Mr. Zimmer, $207,529 for Ms. Grammig and
    $99,048 for Mr. Olivier.
(3)	If the grantee's  employment with the Company were to terminate before the end of the 15-year vesting period, such grantee's interest in his or her shares would be forfeited unless (i) the grantee has attained age
    64, (ii) the grantee's employment with the Company terminates as a result of his or her death or disability, or (iii) the Compensation Committee, in its sole and absolute discretion, waives the conditions of the grant of performance stock.

Employment and Deferred Compensation Agreements

   	On April 28, 1993, J. Hyatt Brown and Jim W. Henderson each entered into similar employment agreements with the Company. Each agreement may be terminated by either party upon 30 days advance written notice. Compensation under these agreements is at amounts agreed upon between the Company and such employee from time to time. Additionally, for a period of three years following the termination of employment, each agreement prohibits the employee from directly or indirectly soliciting or servicing the Company's customers.

   	Brown & Brown, Inc., presently a subsidiary of the Company, entered into a deferred compensation agreement with Kenneth E. Hill, dated
April 27, 1993. That agreement was superseded by a new agreement entered into by the parties in April 1998. The new agreement provides that the Company will pay Mr. Hill (or his beneficiaries, in the event of his death) $276,792 annually for ten years beginning June 1, 1998.

   	Mr. Hill also entered into a seven-year employment agreement in 1998, which provides that Mr. Hill will receive an annual salary of $250,000 commencing on May 1, 1998. His salary shall increase by $10,000 each year during the term of the agreement. The Company agreed to purchase and maintain a life insurance policy on Mr. Hill, payable to his beneficiaries, in an amount representing the balance of the unpaid annual salary payments should he die before the end of the term of the agreement. The Company also agreed to provide Mr. Hill's spouse and dependents up to $10,000 per year for use in purchasing health insurance if Mr. Hill dies before April 30, 2002 for each year during the term of the agreement that they would not be eligible to purchase continuation health coverage under the Company's medical plan and the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

Compensation Committee Interlocks and Insider Participation

  	The members of the Company's Compensation Committee during 1998 were Samuel P. Bell, III (Chairman), J. Hyatt Brown, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes and Jan E. Smith. Mr. Brown is the Company's Chairman, President and Chief Executive Officer.

  	Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and serves as Of Counsel to the law firm of Cobb Cole & Bell. Each of these firms performed services for the Company in 1998 and each is expected to continue to perform legal services for the Company during 1999.

<PAGE 11>

   	J. Hyatt Brown is a significant shareholder and a director of Rock-Tenn Company, which is a customer of the Company. Rock-Tenn's Chairman and Chief Executive Officer, Bradley Currey, Jr., is a director of the
Company and a member of the Company's Compensation Committee.

  	Theodore J. Hoepner is the Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc., which is the parent company of SunTrust Bank, Central Florida, N.A. In 1998, the Company increased its existing $10 million line of credit with SunTrust Bank, Central Florida, N.A. to $50 million. The Company expects to continue to use SunTrust Bank, Central Florida, N.A. during 1999 for some of its cash management requirements. J. Hyatt Brown is a director of SunTrust
Banks, Inc., the parent company of SunTrust Banks of Florida, Inc., and a director of SunTrust Banks, East Central Florida, N.A. David H. Hughes serves on the Board of Directors of SunTrust Banks, Inc., and Jan E.
Smith serves on the Board of Directors of SunTrust Bank, Gulf Coast.

<PAGE 12>

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board
Compensation Committee Report on Executive Compensation and the
Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

  	The Company's overall compensation philosophy is as follows:

  - Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

  - Reinforce strategic performance objectives through the use of incentive compensation programs; and

  - Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

  	Base Compensation. Salary levels for officers other than the Chief Executive Officer are determined by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally has been approximately 5% of the officer's base salary, although it is expected that salary increases in 1999 will generally be approximately
2 1/2%. Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

 	Annual Bonuses. Bonuses for managers of the Company's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula. For 1998, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 3% to 12% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus levels are not met until the profit center's operating profit percentage is equal to or greater than 28%. Other divisions of the Company have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals. The annual bonus for Mr. Henderson, who, in addition to other duties, served as the profit center manager for the Daytona Beach retail operation, was established based on a subjective allocation of the aggregate profit center bonus earned by the Daytona
Beach retail profit center.

 	The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of the Company as a whole, and a subjective analysis of the

<PAGE 13>

officer's duties and performance. The proposed bonuses are reviewed by the Committee and either approved or revised.

 	Long-Term Compensation. The Committee may also grant incentive stock options and/or shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations. No stock options were granted to executive officers in 1998. Grants of performance stock were made in 1998 to certain of the Named Executive Officers, as well as to other non-executive employees of the Company. See "Executive Compensation - Long-Term Incentive Plans -
Awards in Last Fiscal Year."

  	CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman, President and Chief Executive Officer of the
Company, the Compensation Committee annually sets these amounts by reference to the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company's earnings per share and net income, as well as the continuing growth of the Company's business. The Committee also considers salary levels of chief executive officers in companies similar to the Company and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared to the Company. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors and responds to questions, if any. At that time, the Board may change salary levels or bonus amounts.

  	The $253,973 bonus recommended by the Committee (excluding Mr. Brown, who did not participate in this determination) and approved by the Board (excluding Mr. Brown) is 16% higher than Mr. Brown's 1997 bonus. This increase reflects the 16% increase in the Company's earnings per share over 1997, as originally reported.

  	The financial performance of the Company during 1998 was at the expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

                                 						COMPENSATION COMMITTEE

                                 						Samuel P. Bell, III (Chairman)
                                 						J. Hyatt Brown
                                 						Bradley Currey, Jr.
                                 						Theodore J. Hoepner
                                 						David H. Hughes
                                 						Toni Jennings
                                 						Jan E. Smith
		<PAGE 14>



                               PERFORMANCE GRAPH

 	 The following graph is a comparison of five-year cumulative total returns for the Company's common stock as compared with the cumulative total return for the Standard & Poor's 500 Index, and a group of peer insurance broker and agency companies (Aon Corporation, Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company, and Marsh & McLennan Companies, Inc.). The returns of the companies have been weighted according to their respective stock market capitalizations as of January 1, 1998, for purposes of arriving at a peer group average. The total return calculations are based upon an assumed $100 investment on December 31, 1993, with all dividends reinvested.

                           	1993	  1994	    1995	    1996	   1997	    1998
                            ____   ____     ____     ____    ____     ____

Poe & Brown, Inc.	          100	   124.03	  144.25	  156.19	 260.75	  307.94

S&P 500 Index	              100	    98.46  	132.05  	158.80 	208.05	  263.53

Peer Group of Insurance
 Agents and Brokers	        100	   101.62	  135.68	  165.90	 235.62	  253.50


   	The Company cautions that the stock price performance shown in the graph should not be considered indicative of potential future stock price performance.

PROPOSAL 1 - ELECTION OF DIRECTORS

  	The eight nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Bradley Currey, Jr., Jim W. Henderson,
Theodore J. Hoepner, David H. Hughes, Toni Jennings and Jan E. Smith. Information concerning each of the nominees is set forth under the caption "Management - Directors and Executive Officers." All nominees are now members of the Board of Directors. If elected, each of the nominees will serve a one-year term until the next Annual Meeting of Shareholders.

  	Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

<PAGE 15>

                PROPOSAL 2 - AMENDMENT TO ARTICLES OF INCORPORATION
                      TO CHANGE THE COMPANY'S CORPORATE NAME


Description of Proposed Amendment

  	The Board of Directors of the Company has approved an amendment to the Company's Articles of Incorporation to change the name of the Company from "Poe & Brown, Inc." to "Brown & Brown, Inc." The Board of Directors has directed that such proposed amendment be submitted to the shareholders of the Company at the Meeting for their approval and adoption.

Reasons for the Proposed Amendment

  	In 1993, the Company entered into a business combination transaction with Brown & Brown, Inc. in which the Company's corporate name was changed from "Poe & Associates, Inc." to "Poe & Brown, Inc." Brown & Brown, Inc.
continued as a subsidiary of the Company, but its operations essentially were transferred to the Company.

  	In 1994 and 1995, the Poe family liquidated substantially all of its ownership interest in the Company and Poe family members resigned from their positions in the Company. The Board of Directors believes that the "Brown & Brown" name continues to have significant value and name recognition. For the foregoing reasons, the Board of Directors believes that changing the name of the Company to "Brown & Brown, Inc."
will better reflect the Company's current culture and management, and will be beneficial to the Company.

Vote Required And Board Recommendation

  	Approval of the proposed amendment requires the affirmative vote of owners of a majority of the outstanding shares of the Company's common stock entitled to vote in person or by proxy at the Meeting, at which a quorum is present and voting. The Board of Directors unanimously approved the amendment and recommends that shareholders vote FOR the proposal to amend the Articles of Incorporation.


<PAGE 16>

       INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  	Representatives of Arthur Andersen LLP, the Company's independent public auditors, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

                       PROPOSALS OF SHAREHOLDERS

 	 Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the annual meeting in 2000 must submit the proposal to the Company no later than November 24, 1999. Shareholders who intend to present a proposal at the annual meeting in 2000 without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than February 7, 2000. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                              OTHER MATTERS

 	 The Company will provide to any shareholder, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities
Exchange Act of 1934. Any such request should be directed to Poe &
Brown, Inc., 401 East Jackson Street, Suite 1700, Tampa, Florida 33602,
Attention: Corporate Secretary. No charge will be made for copies of such annual report; however, a reasonable charge will be made for copies of the exhibits.


                           							By Order of the Board of Directors

                                  /S/ LAUREL L. GRAMMIG

                           							Laurel L. Grammig
                           							Secretary
Tampa, Florida
March 15, 199


<PAGE 17>


                             POE & BROWN, INC.

220 South Ridgewood Avenue		            		401 East Jackson Street, Suite 1700
Daytona Beach, Florida 32114				          Tampa, Florida 33602

                                PROXY

         This Proxy is Solicited on Behalf of the Board of Directors

   	The undersigned hereby appoints Laurel L. Grammig and James L. Olivier, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of common stock of Poe & Brown, Inc. held of record by the undersigned on March 5, 1999, at the Annual Meeting of Shareholders to be held on April 28, 1999, or any adjournments thereof.

1.	 ELECTION OF DIRECTORS	 FOR all nominees listed below	  WITHHOLD AUTHORITY
		                         (except as marked to the       	 to vote for all
                            contrary below)  ___            nominees listed
                                                            below ___

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

   	J. Hyatt Brown; Samuel P. Bell, III; Bradley Currey, Jr.;
    Jim W. Henderson; Theodore J. Hoepner; David H. Hughes; Toni
    Jennings; Jan E. Smith

2.	 PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE
    CORPORATE NAME TO "BROWN & BROWN, INC."

  	 ___  FOR	      ___ AGAINST 	   ___ ABSTAIN

3.	 In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   	This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

  	Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    	DATED ______________________, 1999

							                              __________________________________
                                    	Signature

                                     __________________________________
                                    	Signature if held jointly


                                     PLEASE MARK, SIGN, DATE AND RETURN THE
                                     PROXY CARD PROMPTLY USING THE ENCLOSED
                                     ENVELOPE.